Exhibit 10.4
June 27, 2024
Justin Gunn
[…***…]
[…***…]
[…***…]
[…***…]
Re: Offer of Employment at Corcept Therapeutics Incorporated
Dear Justin:
We are very pleased to invite you to join Corcept Therapeutics Incorporated (the “Company”) in the role of Vice President, National Sales contingent upon the satisfactory completion and passing of a background check.
Duties and Responsibilities
Your initial assignment will be as a Vice President, National Sales reporting to Roberto Vieira, President, Oncology. This offer is for a full-time position with a start date of July 29, 2024.
Salary
Your initial annual base salary will be $435,000 for full-time employment, payable in accordance with the Company's customary payroll practice. Salary is subject to periodic review and adjustment by the Company's management.
Bonus
You will be eligible for an at-risk, target bonus of 35% of your base salary earned during the calendar year, payable in accordance with the Company's customary payroll practices.
Stock Options
You will receive an option to purchase 50,000 shares of stock pursuant to the Company's 2012 Incentive Award Plan, which will vest over four years. The exercise price for this option grant will be equal to the closing price of the Company’s stock on the later of (i) the date of Board approval and (ii) the day you begin working at Corcept if that day is also the first business day of the month. If your first day at Corcept does not fall on the first business day of the month, the exercise price will be equal to the closing price of Corcept’s stock on the first business day of the following month.
Following your formal written acceptance of the stock options award, the options will vest according to the following schedule: 25% of the shares after one year of continuous full-time employment; and an additional 1/48th of the shares each succeeding month of full-time employment during the term of the option.
If at any time in the future, your employment status changes from full-time to part-time, there may be a proportionate reduction of the option shares that have not yet vested at the time of such change in status.
Medical, Dental and Insurance Benefits
You will be eligible to receive the Company's standard employee benefits package. Enclosed is a summary sheet outlining the Company’s current benefit plans. For more specific information regarding our current benefit plans please contact Patti Foley, Associate Director, Human Resources by calling her at […***…].
149 Commonwealth Drive, Menlo Park, CA 94025 | www.corcept.com

Holidays
You will be entitled to take all paid holidays under the Company’s then-current schedule. In addition, it is expected that you will take an appropriate amount of paid vacation, commensurate with your seniority and your job responsibilities.
Location
As a general rule, you will work out of your home in […***…]. Your position may also require travel to other locations as may be necessary to fulfill your responsibilities. The Company will reimburse your reasonable and necessary travel expenses under its standard travel reimbursement policy.
Confidential Information; Employee Confidential Information and Inventions Agreement
To enable the Company to safeguard its proprietary and confidential information, it is a condition of employment that you agree to sign the Company's standard form of “Employee Confidential Information and Inventions Agreement.” A copy of this agreement is enclosed. Please review, sign and return pages 6 (and page 8 if applicable) along with this signed offer letter. We understand that you may have signed similar agreements with prior employers and wish to impress upon you that Corcept does not want to receive the confidential or proprietary information of others. We will support you in respecting your lawful obligations to prior employers. If you have any questions about this, do not hesitate to ask.
At-Will Employment
While we look forward to a long and mutually beneficial relationship, should you decide to accept our offer you will be an “at-will” employee of the Company. This means that either you or the Company may terminate the employment relationship with or without cause at any time. Participation in any stock option, benefit or incentive program does not assure continuing employment for any particular period of time.

149 Commonwealth Drive, Menlo Park, CA 94025 | www.corcept.com

Authorization to Work
Federal government regulations require that all prospective employees present documentation of their identity and demonstrate that they are authorized to work in the United States. Enclosed is the federal Form I-9 you must complete to satisfy this requirement. Please bring with you to Corcept on your start date the proof of identity / work status required by Form I-9.
Complete Offer and Agreement
This letter contains our complete understanding of the terms of your employment by the Company. We have with you no other, different or prior agreements or understandings on this or related subjects. Changes to the terms of your employment can be made only in a writing signed by you and an authorized executive of the Company.
Start Date; Acceptance of Offer
We hope that you will accept this and begin your full-time employment with Corcept Therapeutics on July 29, 2024. If our offer is acceptable to you, please sign this letter in the space indicated below. If you have any further questions, please feel free to call me or Kimberly Bridges.
We are impressed by your accomplishments and potential, and are excited to have you join the Corcept team. I look forward to your early acceptance of this offer, and to your contributions to the growth and success of Corcept Therapeutics Incorporated.
Very truly yours,
/s/ Roberto Vieira
Roberto Vieira
President, Oncology
I accept the offer of employment by Corcept Therapeutics Incorporated on the terms described in this letter.
Signature: /s/ Justin Gunn
Date: 6/28/2024
My start date will be: 7/29/2024
149 Commonwealth Drive, Menlo Park, CA 94025 | www.corcept.com